Exhibit 10.38

Portions of this exhibit, indicated by [***], have been omitted in accordance with Item 601(b)(10) (iv) of Regulation S-K. The omitted information is (i) not material and (ii) treated by the Registrant as private or confidential.

Portions of this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K.

The Registrant undertakes to furnish a copy of all omitted information, schedules, and exhibits to the U.S. Securities and Exchange Commission upon its request.

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) is entered into on this the February 6, 2026 (“Effective Date”)

BY AND AMONG:

Remix Therapeutics, Inc., a company incorporated under the laws of the State of Delaware, U.S.A, having its registered office at100 Forges Rd, Suite 400, Watertown, Massachusetts, 02472, U.S.A.(hereinafter referred to as the “Client”, which expression shall, unless repugnant to the context, mean and include its successors-in-interest and permitted assigns);

AND

Anthem Biosciences Limited, a company incorporated under the laws of India, having its registered office at No. 49, F1 & F2, Canara Bank Road, Bommasandra Industrial Area – Phase I, Bangalore - 560 099, India and its Affiliates (hereinafter referred to as “Anthem”, which expression shall, unless repugnant to the context, mean and include its successors-in-interest and permitted assigns);

AND

Davos Chemical Corporation and its Affiliates and consultants, a company incorporated under the laws of New Jersey, having its registered office at 600 East Crescent Avenue, Upper Saddle River, New Jersey, 07458, USA (hereafter referred to as “Davos”).

Client, Davos and Anthem are collectively referred to as “Parties” and individually as a “Party”.

WHEREAS:

1.
Anthem is engaged in the business of providing discovery biology services, synthetic chemical research and analysis, chemical synthesis, manufacturing of specialty chemical products, analytical method development and related services;

2.	The Client wishes to avail certain services from Anthem with respect to deliverables set out in the relevant WO (as hereinafter defined);

3.
The Parties recognize that Anthem will request Client to receive offers from and to place its purchase orders and/or pay for products manufactured and purchased under this Agreement (“Product”) through Davos. In this event, Anthem will continue to be responsible for any obligations and responsibilities it has delegated to Davos. Any purchase from or payment made to Davos by Client will be deemed to be a purchase from and/or a payment to Anthem for the purposes of this Agreement; and

4.
Pursuant to discussions by the Parties in this regard, Anthem has agreed to render the Services (as defined below) to the Client for the consideration and on the other terms and conditions herein contained.

NOW THIS AGREEMENT WITNESSETH AS FOLLOWS:

DEFINITIONS:

“Affiliate” means any corporation or business entity of which a Party hereto, at the time in question, directly or indirectly owns or controls more than fifty percent (50%) of the stock having the right to vote for directors thereof or demonstrates controlling management presence (i.e., possesses the power to direct or cause the direction of the management and policies of such entity) at fifty percent (50%) or less of the aforementioned stock.

“Agreement” means the present contractual document and its appendices, the associated Work Orders with their appendices and any future amendments to these documents.

“Client Materials” means any tangible sample and/or chemical or biological material in which Client has a proprietary right, such as by ownership, option, or license, and that is delivered to Anthem in connection with a WO, as well as any information and know-how relating thereto and any progeny or derivatives obtained therefrom.

“Disclosing Party” means the Party disclosing Confidential Information.

“Fees” means the amount payable by the Client to Davos as specified in each Work Order.

“GMP” or “cGMP” means current good manufacturing practices as described by Applicable Law as well as International Conference on Harmonization (ICH) guidance documents pertaining to manufacturing and quality control practice, in all cases as updated, amended and revised from time to time.

“Quality Agreement”  means the agreement to which the Parties shall negotiate in good faith and enter into regarding quality matters under this Agreement.  In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to quality-related activities, including compliance with cGMP, the provisions of the Quality Agreement shall govern. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to any commercial matters, including allocation of risk, liability and financial responsibility, the provisions of this Agreement shall govern. The Quality Agreements may be amended and modified separately as stand-alone documents included but not limited to specific Quality Agreements for specific Work Orders and shall not require an amendment of this Agreement.

“Receiving Party” means the Party receiving Confidential Information.

“Service(s)” means any development, analysis, cGMP or not GMP manufacture of products (intermediates or active pharmaceutical ingredient (API)), and/or other service to be performed and provided by Anthem to the Client and/or its Affiliates under this Master Agreement as and set out in any applicable Work Order.

“Specifications” means the list of tests, references to any analytical procedures and appropriate acceptance criteria which are numerical limits, ranges or other criteria for tests described in order to establish a set of criteria to which Product at any stage of manufacture should conform to be considered acceptable for its intended use that are provided by or approved by Client, as such specifications are amended or supplemented from time to time by Client in writing.

“Work Order (or WO)” means the written or electronic document, which formalizes the Services to be performed by Anthem and/or its Affiliates and requested by the Client and/or its Affiliates in accordance with this Master Agreement, more specifically any Work Order shall be issued in the form attached as EXHIBIT A – WORK ORDER TEMPLATE. Each Work Order will describe the corresponding Services (including the Schedule) and its implementing rules and will include in particular (i) the reference document(s), (ii) the budget and the name of the client to be invoiced and (iii) the objective, timelines, the deliverables and any other relevant matter necessary for the performance of the Service by Anthem. In the event of any conflict, discrepancy, or inconsistency between the terms of this Agreement and any Work Order, purchase order, or other form used by the Parties, the terms of this Agreement shall control absent clear indication to contrary by Parties.

1.	SCOPE OF SERVICES

1.1.
The scope of Services shall be set out in a Work Order (“WO”). In the event the Client is desirous of availing any further or additional services from Anthem and Anthem agrees to render the same, the Parties shall execute additional WOs setting out the scope thereof. Each such WO shall be numbered sequentially and annexed hereto to form a part of this Agreement. The further or additional services shall also form a part of the Services. The initial WO is set forth in Exhibit C and shall be governed by the terms and conditions of this Agreement.

1.2.
The purpose, objectives, deliverables, milestones, budget and timelines, as may be applicable, for rendering the Services shall be mutually agreed to by the Parties and set out in detail in the concerned WO. The WO shall describe the activities to be performed on a phase-by-phase basis.

1.3.
In the event that Client is desirous of varying/adding/reducing the scope of Services as per the relevant WO, then the Client shall notify Anthem or Davos of the same, and any notice by Client to either of Anthem or Davos shall be deemed to be notice to the other Party. If such variation/addition/reduction impacts the terms and conditions hereof or the relevant WO (including costs), the Parties shall, in good faith, discuss and mutually agree on the amendments to be carried out and accordingly modify this Agreement and/or the relevant WO. The varied/additional/reduced scope of the Services shall thereafter constitute the scope of Services to be provided thereunder. In the event that the Parties are unable to mutually agree on the impact and/or the resulting amendments, the Parties may exercise their right to terminate this Agreement and/or the relevant WO in accordance with the terms hereof or choose to maintain status quo.

2.	ROLE OF ANTHEM AND DAVOS

2.1.
In the course of rendering the Services, Anthem will use its best efforts and exercise the same degree of professional competence, care, skill, diligence and prudence as is normally exercised by professionals in Anthem’s field.

2.2.
Anthem shall provide the Services in accordance with this Agreement and the terms, Specifications and timelines (if any), set out in the concerned WO. Anthem shall perform its obligations hereunder in conformance with all applicable federal, state and local laws, rules and regulations, including, if applicable, current good laboratory practices, current good manufacturing practices and current good clinical practices (collectively, “Applicable Laws”).

2.3.
Anthem shall perform all Services at the facility designated by the Parties (“Facility”), Unless otherwise agreed, Anthem shall supply all equipment necessary to perform the Services and shall hold at such Facility all such equipment, Client’s equipment, if any, Client Materials and other items used in said Services. Anthem shall not change the location of such Facility or use any additional facility for the performance of Services hereunder without at least [***] prior written notice, and prior written consent from Client, which consent shall not be unreasonably withheld or delayed (it being understood and agreed that Client may withhold consent pending satisfactory completion of a quality assurance audit and/or regulatory impact assessment of the new location or additional facility, as the case may be).

2.4.
If Client elects to implement at a third party or internally, any processes or deliverable provided by Anthem, or have Product manufactured by a third party or internally, Anthem agrees to promptly provide to Client, or its designee, all manufacturing and technical information, including, without limitation, documentation, technical assistance, materials and cooperation by appropriate employees of Anthem as Client or its designee may reasonably require. Client shall compensate Davos for its reasonable out-of-pocket and personnel costs for providing such technical assistance, provided that Anthem and Davos provides Client with written itemized estimated costs prior to such technical assistance.

2.5.
Anthem shall be responsible for the generation, collection, storage, handling, transportation, movement and release of hazardous materials and waste generated in connection with the Services.  Anthem shall prepare, execute and maintain, as the generator of waste, all licenses, registrations, approvals, authorizations, notices, shipping documents and waste manifests required under Applicable Law.

2.6.
Anthem shall use the Client Materials solely to perform the Services under the applicable Work Order and for no other purpose, and in compliance with Client’s instructions and Applicable Laws. Anthem shall not sell, transfer, disclose, reverse engineer or otherwise provide access to the Client Materials, any method or process relating thereto that is provided by Client or developed by Anthem through use of the Client Materials, or any material that could not have been made without access to the Client Materials, to any person or entity without the prior written consent of Client. Client shall at all times retain title to and ownership of the Client Materials, Product, any intermediates (and components thereof), and any work in process at each and every stage of the manufacturing process. Anthem shall provide within the Facility an area or areas where the Client Materials, Product, any intermediates (and components thereof), and any work in process are segregated and stored in accordance with the Specifications and cGMP, and in such a way as to be able at all times to clearly distinguish the same from products and materials belonging to Anthem, or held by it for a third party’s account.  Anthem shall at all times take such measures as are required to protect the Client Materials, Product, any intermediates (and components thereof), and any work in process from risk of loss or damage at all stages of the manufacturing process. Anthem shall ensure that Client Materials, Product, any intermediates, and any work in process are free and clear of any liens or encumbrances. Anthem shall immediately notify Client if at any time it believes any Product or Client Materials have been damaged, lost or stolen. In the event that any quantity of the Client Materials is lost, damaged, or destroyed while on Anthem’s premises, Anthem shall be liable to Client for the replacement cost of such Client Materials.

2.7.
Anthem shall not destroy any Client Materials or Technology without the prior written of approval of Client. Anthem shall certify any such destruction and Client shall have the right to observe such destruction.

2.8.
Anthem shall not be responsible in any way for the operation and management of the Client. Any transactions/arrangements entered into by the Client with third parties shall be subject to a private agreement between the Client and such third parties and Anthem will not be liable or responsible for the same in any way whatsoever.

2.9.
Anthem will notify Client within [***] in writing of any regulatory authority inspection or inquiry of the Facility in the event of the following: (a) a regulatory authority has notified Anthem that the Facility will be audited and such audit relates directly to the Services; (b) a regulatory authority requests to review data, information or results related to the Services during an audit of the Facility; or (c) a regulatory authority has access to the Services being performed while at the Facility. Anthem will, to the extent permissible under Applicable Law, consult with and allow Client to be present at and to review and comment on any responses related to the inspection and the Services.

2.10.
Upon reasonable advance notice and not more than [***] per year, Anthem will permit Client and/or its designated representatives or designees, during normal business hours, to visit the Facility where any Services are taking place to monitor Anthem’s performance of the Services. Anthem agrees to address, in writing, within [***] of the conclusion of Client’s audit of the Facility, any reasonably adverse findings made by Client pursuant to the audit. The written report shall include an action plan for addressing the findings reasonably and a timeline for the implementation of any corrective and preventative measures. Anthem shall permit, at the request of Client, a follow-up inspection to ensure that all corrective and preventative measures have been implemented. Notwithstanding the foregoing, upon [***] notice, Anthem agrees to permit Client to visit Anthem for the express purpose of meeting with Services directors and/or review Services data on an unlimited basis.

2.11.
Anthem shall keep appropriate Records of the status and progress of the Services as required by the relevant WO, and will deliver to Client all deliverables, reports, samples, and other supporting documentation and materials as set forth in the relevant WO within [***] of the completion of the Services as set forth in the relevant WO. Anthem will deliver to Client copies of all data, samples, reports, documentation, analyses, and work product generated in the course of performing the Services, and Anthem hereby assign to Client all of its right, title and interest in any of the foregoing, all of which shall be the sole property of Client.

2.12.
Anthem and Davos shall maintain records of documents, information, data and material in performance of the Services (“Records”) in a professional manner so as to permit Client to review such records in accordance with this Section 2 and the applicable WO and in a secure area segregated from the records of Anthem’s and Davos’ other customers in accordance with industry standards, provided however that Anthem and Davos shall in no event be required to disclose to Client any third party confidential or proprietary information. The Records are the sole and exclusive property of Client and Anthem and Davos hereby assigns all of Anthem’s and Davos’s right, title and interest in the Records to Client. Client shall have the right, upon reasonable prior written notice and during normal business hours, to gain access to the facilities of Anthem and Davos to inspect and make copies of the operating records of Anthem and Davos relating directly to the Services. Following expiration or termination of this Agreement, Anthem and Davos shall: (a) continue to make such Records available to Client for a period of [***] from the date of completion, expiry or termination of the WO in respect of which such Record was created, provided that after the first [***], if Client requests non-electronic Records, then Client shall pay a reasonable charge following Client’s receipt of such Records; or (b) upon Client’s prior written request, transfer possession of such Records to Client, shall inform Client before any destruction of Records and shall upon Client’s written request, transfer possession of such Records to Client.

2.13.
If a batch of Product (“Batch”) does not conform to the Specifications or other acceptance criteria, and such nonconformity is caused by Anthem, then Anthem shall re-perform the Services as quickly as possible at no additional cost and Anthem shall bear the cost of the raw materials, process consumables and other components required to reperform the Services.

2.14.
If the Batch does not conform to the Specifications or other acceptance criteria, and this nonconformity is not caused by Anthem, then Client shall pay the fees and expenses due and owing to Anthem for such Batch. Anthem shall, at Client’s request, cost and expense, produce a new Batch as soon as reasonably possible.

2.15.
Regardless of whether the Batch conforms to the Specifications, if such Batch was not manufactured in compliance with cGMP and/or the manufacturing instructions, then at Client’ election, Anthem shall either (i) refund in full the fees and expenses paid by Client for such Batch; or (ii) at Anthem’s cost and expense produce a new Batch of Product as soon as reasonably possible; or (iii) If applicable, and at Client’s sole discretion, reprocess the Product, at Anthem’s cost and expense, so that the Batch can be deemed to have been manufactured in compliance with cGMP (if applicable) and the manufacturing process, and to conform to Specifications.

3.	OBLIGATIONS OF THE CLIENT

3.1.	The Client’s duly authorized representative(s) shall be in communication with Anthem’s representatives on a regular basis in the course of Anthem rendering the Services.

3.2.	The Client shall pay the Fees (as defined below) within the time frames provided for in the concerned WO.

3.3.	The Client agrees and shall not authorize any third party to:

3.3.1.	market, sell, lease, rent, sublicense, distribute or otherwise make available to any third party any of the Anthem IP or any aspect thereof except as expressly authorized under this Agreement;

3.3.2.	remove or alter any legends or other notices from the Anthem IP except as previously agreed upon by Anthem in writing,

3.3.3.	reverse engineer, disassemble, decompile or translate into human-readable form any of the Anthem IP except as expressly authorized by this Agreement, or

3.3.4.	modify, copy or create derivative works of the Anthem IP.

4.	FEES & EXPENSES

4.1.
In consideration of the Services to be rendered, the Client shall pay Davos the Fees as set out in the relevant WO. The Fees shall be exclusive of any and all taxes, which shall be borne by the Client. However, each Party shall be liable to bear any taxes that arise on account of their respective incomes.

4.2.
The Client will submit reimbursements to Davos for Anthem’s additional costs and expenses (at actuals) incurred while rendering the Services; provided Anthem submits appropriate documentation evidencing such expenditure.

4.3.
Anthem may, with the previous written approval of the Client, subcontract a portion of the Services to its Affiliates or permitted third parties in rendering the Services; provided that Anthem will at all times be responsible for the compliance of its Affiliates and permitted subcontractors with the terms and conditions of this Agreement and the applicable WO.

4.4.	Except for any payments specifically described in this Agreement, each Party will be responsible for its own costs and expenses incurred in meeting its obligations under this Agreement.

5.	INVOICES & PAYMENT

5.1.	Davos shall invoice the Client for the Services rendered and expenses incurred by Anthem as per the milestones/timelines set out in the concerned WO.

5.2.
The Client shall make payments to Davos of all undisputed amounts due to Anthem within the timeline stipulated under the WO, subject to any deductions required to be made under any Applicable Law. In the event of any delay, the Client shall be liable to pay interest at the rate specified in the WO from the date when such undisputed payment was due till the date of actual repayment, as and by way of reasonable compensation and not by way of penalty.

6.	CONFIDENTIALITY

6.1.
A Party may disclose information or materials to the other Parties which is proprietary and/or confidential to it or to a third party with whom the Disclosing Party has an obligation to keep such information proprietary and/or confidential, whether in oral, written, graphic or electronic form, which is expressly demarcated the same as proprietary and/or confidential, or which by its context would be deemed to be confidential (“Confidential Information”). Each Party understands and agrees that any Confidential Information will only be used for the purpose of rendering/availing/assessing of Services, as the case may be. The Receiving Party shall disclose the Disclosing Party’s Confidential Information only to its employees, officers or agents (“Representatives”) who have a need to know it in connection with the activities under this Agreement. Each Party shall be liable for the breaches of this Agreement by its Representatives. Without limiting the foregoing, Anthem and Davos shall ensure that each of its employees and agents who will have access to any Confidential Information or perform any Services or services hereunder have entered into a binding written agreement that protects Client’s Confidential Information to at least the same degree as hereunder.

6.2.
The Receiving Party will exercise that same degree of care to prevent disclosure of Confidential Information as it takes to preserve and safeguard its own proprietary information, but in no event less than a reasonable degree of care. The confidentiality and non-use obligations hereunder shall survive for a total period of  five (5) years from the effective date of termination of this Agreement.

6.3.	The obligations of Receiving Party under this clause will not apply to any information which, as demonstrated by competent proof:

6.3.1.	is already known to or independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information;

6.3.2.	is publicly available or becomes publicly available without a breach of this Agreement by the Receiving Party;

6.3.3.	is rightfully received by the Receiving Party from a third party, without any obligation to maintain the confidentiality thereof; and/or

6.3.4.	is now, or hereafter becomes generally known or available, through no act or failure to act on the part of the Receiving Party.

6.4.
Notwithstanding the foregoing, the Receiving Party may disclose Disclosing Party’s Confidential Information, without violating its obligations under this Agreement, to the extent the disclosure is required by a valid order of a court or other governmental body having jurisdiction, provided that the Receiving Party gives prompt written notice to Disclosing Party prior to such required disclosure and, at Disclosing Party’s request and expense, cooperates with Disclosing Party’s efforts to obtain a protective order preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation requires, or for which the order was issued. Any Confidential Information disclosed pursuant to the foregoing will remain subject to the terms of this Agreement. Client may disclose the existence of this Agreement and its non-technical terms to any bona fide actual or prospective partners, acquirors, underwriters, investors, lenders or other financing sources, and their advisors.

6.5.
Anthem and Davos will not remove any tangible embodiment of any of Client’s Confidential Information from Anthem’s or Davos’ facilities or premises without Client’s express prior written consent. Upon Disclosing Party’s request and upon any termination or expiration of this Agreement, the Receiving Party will promptly (a) return to Disclosing Party or, if so requested by Disclosing Party, destroy all tangible embodiments of Disclosing Party’s Confidential Information and (b) certify to Disclosing Party in writing that the Receiving Party has fully complied with the forgoing obligations.

7.	OWNERSHIP OF DELIVERABLES & LICENSE

7.1.
All deliverables under applicable WOs, inventions, direct know-how, technology, data, processes, methodologies, Products, improvements to or derivatives of Products and technical information and all intellectual property rights therein (“Technology”) developed by Anthem or Davos, in conducting any Services for the Client hereunder, whether or not patentable, shall be solely owned by Client and Anthem and Davos shall acquire no rights or interests whatsoever in or to any such Technology. Anthem and Davos hereby assign, and shall assign, to the Client all of their rights, title and interests in and to the Technology.

7.2.
The Client shall have the exclusive right, at its own expense and in its own name as assignee, to prepare, file, prosecute, and maintain patent applications, and to maintain any patents issuing thereon, in any country on any inventions or discoveries embodied in the Technology.

7.3.
Notwithstanding the foregoing or anything else set forth in this Agreement or any WO, Anthem shall retain all right, title and interest in and to all property, including but not limited to Anthem’s background intellectual property rights as of the Effective Date and intellectual property rights, developed by or on behalf of Anthem, its Affiliates and/or resources or otherwise owned or licensed by Anthem, its Affiliates and/or resources other than pursuant to a WO under this Agreement or independent of this Agreement, in each case without reliance on Client’s Confidential Information (collectively, the “Anthem IP”).

7.4.
Anthem hereby grants Client a non-exclusive, fully paid-up, sublicensable (through multiple tiers), transferable license under the Anthem IP to exploit the deliverables under the applicable WOs for any lawful purposes, to the extent such Anthem IP is necessary for Client to exploit such deliverables.

7.5.
No Party shall use any identification of or reference to any trade name, trademark, service mark, service name or symbol of the other in any advertising or promotional efforts without the other Party’s prior written consent.

8.	REPRESENTATIONS & WARRANTIES

8.1.	Anthem represents and warrants that

8.1.1.	it employs adequate numbers of skilled and experienced research, supervisory, and administrative personnel to perform the Services work in a safe, competent, and efficient manner;

8.1.2.
it will perform the Services in a safe, competent, and efficient manner consistent with prevailing industry standards practices. Notwithstanding the foregoing, the Client understands and agrees that Anthem is performing the Services hereunder based on the Specifications provided by the Client. Accordingly, Anthem shall not be held liable for the results arising from each WO, except to the extent of any delays or deficiences caused by Anthem.

8.1.3.
it will initiate each Services in accordance with the terms of the relevant WO, diligently conduct the Services from initiation to completion and will comply with the Specifications therein, and inform the Client promptly in writing of any delay or of any invention or discovery reasonably believed by Anthem to be patentable. If the timelines set forth in a WO are not met, or if Anthem informs Client that they will not be met, then upon Client’s request Anthem will promptly provide reasonable and satisfactory written evidence to Client demonstrating Anthem’s use of commercially reasonable efforts to achieve such new timelines.

8.1.4.	the Anthem IP does not, and will not, infringe the intellectual property rights of any third parties.

8.1.5.
it has not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §306, 21 U.S.C. §335a or any similar Applicable Law, or who is the subject of a conviction described in such section or any similar Applicable Law. In the event that Anthem: (a) becomes debarred; or (b) receives notice of action or threat of action with respect to its debarment, during the term of this Agreement, Anthem agrees to notify Client immediately. In the event that Anthem becomes debarred as set forth in clause (a) above, this Agreement will automatically terminate without any further action or notice by any Party. In the event that Anthem receives notice of action or threat of action as set forth in clause (b) above, Client will have the right to terminate this Agreement immediately.

8.1.6.
it has not and will not use in any capacity the services of any individual, corporation, partnership, institution or association which has been debarred under 21 U.S.C. §306, 21 U.S.C. §335a or any similar Applicable Law, or who is the subject of a conviction described in such section or any similar Applicable Law. In the event Anthem becomes aware of the debarment or threatened debarment of any individual, corporation, partnership, institution or association providing services to Anthem which directly or indirectly relate to Anthem’s activities under this Agreement, Anthem will notify Client immediately. Client will have the right to terminate this Agreement immediately upon receipt of such notice.

8.2.	Davos represents and warrants that

8.2.1.
it employs adequate numbers of skilled and experienced research, supervisory, and administrative personnel to perform the services required of it under this Agreement in a competent and efficient manner;

8.2.2.
it will perform such services in a safe, competent, and efficient manner consistent with prevailing industry standards practices. Notwithstanding the foregoing, the Client understands and agrees that Anthem is performing the Services hereunder based on the Specifications provided by the Client. Accordingly, Davos shall not be held liable for the results arising from each WO, except to the extent of any delays or deficiences caused by Davos.

8.2.3.
it will diligently conduct such Services from initiation to completion, and inform the Client promptly in writing of any delay. If the timelines set forth in a WO are not met, or if Davos informs Client that they will not be met, then upon Client’s request Davos will promptly provide reasonable and satisfactory written evidence to Client demonstrating Davos’s use of commercially reasonable efforts to achieve such new timelines.

8.2.4.
it has not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §306, 21 U.S.C. §335a, or who is the subject of a conviction described in such section. In the event that Davos: (a) becomes debarred; or (b) receives notice of action or threat of action with respect to its debarment, during the term of this Agreement, Davos agrees to notify Client immediately. In the event that Davos becomes debarred as set forth in clause (a) above, this Agreement will automatically terminate without any further action or notice by any Party. In the event that Davos receives notice of action or threat of action as set forth in clause (b) above, Client will have the right to terminate this Agreement immediately.

8.2.5.
it has not and will not use in any capacity the services of any individual, corporation, partnership, institution or association which has been debarred under 21 U.S.C. §306, 21 U.S.C. §335a, or who is the subject of a conviction described in such section. In the event Davos becomes aware of the debarment or threatened debarment of any individual, corporation, partnership, institution or association providing services to Davos which directly or indirectly relate to Davos’s activities under this Agreement, Davos will notify Client immediately. Client will have the right to terminate this Agreement immediately upon receipt of such notice.

8.2.6.	it will not perform any Services and will have no other role in connection with the Services, other than to facilitate payments and WOs between Anthem and the Client.

8.3.	The Client represents and warrants that:

8.3.1.
it owns all rights, title and interest in the Client Materials (including without limitation the Specifications provided under each relevant WO) provided by the Client to Anthem hereunder and the intellectual property related thereto, and that Anthem’s use itself of any and all such Client Materials in connection with the Services does not infringe any third party rights.

8.3.2.	it shall not require Anthem to perform any services which may result in Anthem flouting any sanctions, restricts or embargoes.

8.3.3.
it shall obtain and maintain all the statutory/regulatory approvals, authorizations, certifications and permits relating to materials or deliverables, including without limitations those relating to the import, export, use of materials.

8.4.
Each Party represents and warrants to the other Parties that it is not under any obligation to any person, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

8.5.	Each Party represents and warrants that it will comply with all Applicable Laws.

8.6.
EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR FOR NON-INFRINGEMENT OF A PATENT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT.

8.7.
If Product does not comply with the specifciations set forth in an applicable WO, Anthem shall, at Client’s option, either replace the Product or reperform the Services, as applicable, at Anthem’s sole cost or credit any payments made by Client for such Product or Services. The foregoing remedy is in addition to, and does not limit, any other remedies available to Client under this Agreement. If Anthem delivers defective Product on two (2) or more occasions during any year, it shall be deemed a material breach by Anthem, notwithstanding the applicable notice and cure periods; provided that such defective Products will not be deemed a material breach if Anthem has complied with Client’s Specifications and instructions and Anthem is not the direct or indirect cause of such defective Product.

9.	INDEMNIFICATION & LIMITATION OF LIABILITY

9.1.
Each Party (the “Indemnifying Party”) agrees to indemnify and hold indemnified the other Party and its officers, directors, employees, agents and sub-contractors from and against any and all third party claims, causes of action, suits or actions of any nature whatsoever, demands, costs and liabilities (including reasonable attorneys’ fees) (collectively, “Claims”) which arise directly from the Indemnifying Party’s breach of this Agreement or any Applicable Laws or on account of it or its representatives negligent or wilful misconduct, except in each case to the extent of the other Parties’ indemnification obligations.

9.2.
Davos agrees to indemnify and hold indemnified Client and its officers, directors, employees, agents and sub-contractors from and against any Claims which arise directly from Davos’ failure to timely remit any payments paid by Client and payable to Anthem under this Agreement, except to the extent of the other Parties’ indemnification obligations.

9.3.
The party seeking indemnification will promptly notify the Indemnifying Party after receipt of notice of any event that may give rise to a Claim; provided, however, that failure to provide such notice shall not relieve the Indemnifying Party of its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure. The Indemnifying Party will have the right to select defense counsel and to direct the defense or settlement of any such Claim, provided that such Party will not settle any Claim that the other Parties are a party to without the prior written consent of the other Parties, such consent not to be unreasonably conditioned, delayed or withheld.

9.4.
Except in case of fraud, gross negligence or wilfull misconduct, and in case of breach of Article 6 & 7: (i) no Party shall be liable to the other Parties for any indirect, incidental or consequential damages (including loss of profit or loss of business), howsoever arising, whether under contract, tort or otherwise, even if advised about the possibility of the same and (ii) in no event shall any Party’s liability exceed the Fees paid/received, as the case may be, under a particular WO under which the claim arose.

10.	TERM & TERMINATION

10.1.
This Agreement shall be effective as of the Effective Date and remain current and valid for a period of 5 (five) years thereafter (“Term”), unless terminated in accordance with the terms hereof. Prior to expiry, the Parties may mutually extend the Term of this Agreement in writing.

10.2.	The effective date and term of each WO shall be provided for in the concerned WO.

10.3.
Client may terminate this Agreement or on a WO-by-WO basis, without cause, at any time by giving the other Parties 60 (sixty) days’ prior written notice, subject to the fees set forth in Exhibit B for Client’s termination for convenience, and provided further however, that: (i) Anthem shall ensure that any ongoing work and WOs shall be properly and timely concluded; and (ii) any and all results and deliverables of the Services/Products generated up to the date on which the Agreement actually ends, shall be transmitted by Anthem to Client, in each case ((i)-(ii)), Anthem will use commercially reasonable efforts to mitigate its costs in connection with the winding down of the Services or other services, as applicable.  Anthem may terminate this Agreement by giving 180 (One Hundred and Eighty) days’ prior written notice to the Client; provided that all WOs have been completed prior to such termination.

10.4.
Anthem and/or Client may terminate this Agreement, if any other Party is in breach of the terms hereof and fails to remedy such breach within 30 (thirty) days of receipt of written notice to that effect from the Party not in breach. Anthem and Client may terminate  this Agreement immediately upon the occurrence of the other Parties’ bankruptcy, liquidation or other insolvency event.

10.5.
The expiration or termination of this Agreement will not impact any outstanding WO and the terms hereof shall continue to govern the Services rendered thereunder, unless each such WO is terminated in the manner provided for herein.

10.6.
The Client will, upon expiry or early termination of each concerned WO, forthwith pay to Davos all undisputed amounts that have become due and payable thereunder for all Services rendered by Anthem under as of the date of such termination or expiration, and any non-cancelable obligations or expenditures incurred by Anthem in accordance with the applicable WO, such obligations or expenditures to be supported by reasonable written proof, in each case as of the date of such termination or expiration; provided Anthem has used use commercially reasonable efforts to mitigate its costs in connection with the winding down of the Services or other services, as applicable. At Client’s request, Anthem will provide to Client or its designee any necessary manufacturing information, including documentation, technical assistance, materials, assays and cooperation by appropriate employees of Anthem (or its applicable Affiliate), as Client or its designee may reasonably require in order to manufacture the Product (“Technology Transfer”). The Parties shall promptly discuss and use commercially reasonable efforts to agree to a schedule and plan for such Technology Transfer in a separate Technology Transfer agreement. Client will compensate Anthem for such assistance as set forth in the Technology Transfer agreement or applicable WO, or such other reasonable compensation as the Parties may agree in writing. At Client’s request, Anthem will provide reasonable assistance at an hourly rate that is consistent with the hourly rates that Anthem charges to its other customers for similar assistance to enable Client or its designee to manufacture the Product.

10.7.
Upon expiration or early termination of a WO or this Agreement in its entirety, Anthem and Davos will immediately transfer all of Client’s property in its possession, including but not limited to materials, deliverables, works-in-progress, and Client’s Confidential Information, according to Client’s instructions, and, at Client’s request and according to Client’s instructions, return the Client Materials to Client or destroy the Client Materials and certify such destruction in writing.

10.8.
The expiration or termination of this Agreement will not affect the survival of the provisions relating to confidentiality, ownership of IP and deliverables or indemnification or the effects of termination.

11.	MISCELLANEOUS PROVISIONS

11.1.
FORCE MAJEURE. The obligations of the Parties shall remain suspended if and to the extent that a Party is unable to carry out its obligations owing to acts or reasons on account of a force majeure event. In the event of such inability continuing for more than 30 (thirty) days, the other Party shall have the right to terminate this Agreement in accordance with the terms hereof. However, the obligation of the Client to make accrued payments will not be excused by a force majeure event.

11.2.
SUBCONTRACTING & ASSIGNMENT. Neither this Agreement nor any rights or obligations contained in this Agreement will be assignable, directly or indirectly, in whole or in part, by either Party without the prior written consent of the other Party; provided that a Party may, without the other Parties’ consent (but subject to written notice as soon as reasonably practicable following the consummation of such transaction), assign this Agreement in its entirety to (i) an Affiliate, (ii) in connection with an acquisition, change of control, merger, consolidation, or a sale or transfer of all or substantially all of the assets to which this Agreement relates, or (iii) to a successor to substantially all of the business or assets of the assigning Party or the assigning Party’s business unit responsible for performance under this Agreement. Any purported assignment in violation of this Section 11.2 is void. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

11.3.
INDEPENDENT CONTRACTOR. Nothing in this Agreement will be considered to create the relationship of employer and employee between Anthem and the Client. Anthem will render the Services under this Agreement as an independent contractor in accordance with its own methods and practices. No Party shall be authorized to make any representation, contract or commitment on behalf of the other Parties without the prior written consent of the other Parties.

11.4.
FREEDOM TO OPERATE. The Client acknowledges and agrees that Anthem is in the business of providing research and development and manufacturing services for third parties and on its own account. Nothing in this Agreement will prevent or limit Anthem in undertaking research and development and manufacturing services to other clients or for itself and from utilizing the general knowledge gained from the course of its performance of the Services to perform similar services for other clients or itself, provided that such action does not breach this Agreement.

11.5.
SCIENTIFIC OBSTACLES. Notwithstanding any other provisions of this Agreement, Anthem shall not be liable for any failure to perform any of its obligations herein if Anthem can show that such performance of its obligations was not possible for sound scientific reasons. In such case, the Parties shall negotiate in good faith to seek to agree on extended timelines for completion of the Services or may mutually agree to terminate this Agreement or the relevant Work Order, without prejudice to any rights, obligations or payments accrued under this Agreement.

11.6.
NON-SOLICITATION OF PERSONNEL. During the validity of this Agreement and for a period of [***] thereafter, each Party agrees not to knowingly solicit for employment or to independently contract the services of any officers, directors, employees and agents or sub-contractors of the other Party under any circumstances whatsoever, without the prior written consent of such Party.

11.7.
SEVERABILITY. Any provision of this Agreement which is prohibited by law will be ineffective only to the extent of such prohibition without invalidating the remaining provisions of this Agreement, which will continue in full force and effect. The Parties shall in good faith discuss and agree to replace the prohibited provision by a new and valid provision that comes in its business effect as close as possible to the prohibited provision.

11.8.
WAIVER. The failure of either Party to insist, in any one instance or more, upon the performance of any of the covenants or conditions of this Agreement, or to exercise any right or privilege conferred, will not be construed as thereafter waiving any such covenants, conditions, rights or privileges, but they will continue and remain in full force and effect.

11.9.
NOTICES. Any notice required to be given will be in writing, personally delivered, sent via express courier or sent via confirmed facsimile and will be deemed given when received at the addresses set out herein above. Such notice will not be effective until received. The addresses may be changed with prior notice.

11.10.
GOVERNING LAW & JURISDICTION. This Agreement will be governed by the laws of New York, without regard to its conflict of law provisions. In any action brought with respect to this Agreement, the Parties hereby consent to the jurisdiction of the federal or state courts sitting in the State of New York, U.S.A.

11.11.
COMPLETE AGREEMENT. This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements, understandings or courses of performance. The annexures hereto form a part of this Agreement and incorporate the terms hereof by reference. This Agreement and/or the annexures may be modified or amended only by a written document signed by the Parties. In the event of any conflict between the terms hereof and the terms set out in the annexures, the terms set out herein shall prevail, unless otherwise specifically provided in such annexure. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. The Parties agree that: (a) an original signature or a copy thereof (including in PDF format) transmitted by electronic mail or other electronic means shall constitute an original signature for purposes of this Agreement; and (b) an electronic signature shall be the same as manual signature on this Agreement.

[Signature Page Follows]

The Parties hereto have executed this Agreement, on the day, month and year first above written.

REMIX THERAPEUTICS, INC.		ANTHEM BIOSCIENCES LTD.

By:		By:

/s/ Heather Wasserman		/s/ Ajay Bhardwaj
NAME:	Heather Wasserman	NAME:	Ajay Bhardwaj

TITLE:	CBO/COO	TITLE:	CEO

DATE:	08-Feb-2026	DATE:	16-Feb-2026

DAVOS CHEMICAL CORPORATION

/s/ Anthony DelPrete
		NAME:	Anthony DelPrete

		TITLE:	EVP & CFO

		DATE:	12-Feb-2026

Exhibit A

WORK ORDER NO. –[*]

[***]

Exhibit B

[***]

Exhibit C

[***]